Exhibit 99.2

March 21, 2022

Board of Directors

Adit EdTech Acquisition Corp.

1345 Avenue of the Americas, 33rd Floor

New York, NY 100105

Re:	Amendment No. 1 to Form S-4 of

Adit EdTech Acquisition Corp, filed March 21, 2022 (the “Amended Registration Statement”)

Members of the Board of Directors:

Reference is made to our opinion letter, dated November 29, 2021 (“Opinion Letter”), with respect to the fairness from a financial point of view of the Merger Consideration (as defined in the Opinion Letter) to be issued by Adit Ed Tech Acquisition Corp. (the “Company”) pursuant to the Agreement and Plan of Merger between the Company, Griid Holdco LLC and ADEX Merger Sub, LLC, a wholly-owned subsidiary of the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Amended Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the caption “Questions and Answers About the Transaction Proposals for ADEX Stockholders – Did the board of directors of ADEX obtain a fairness opinion in determining whether or not to proceed with the merger?”, “Summary of the Proxy Statement/Prospectus – Reasons for Approval of the Merger,” “Summary of the Proxy Statement/Prospectus – Opinion of Financial Advisor to the ADEX Board,” “Proposal No. 1—The Merger Proposal – The Merger – ADEX’s Board of Directors’ Reasons for Approval of the Merger” and “Proposal No. 1—The Merger Proposal – The Merger – Opinion of Financial Advisor to the ADEX Board” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Amended Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Amended Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Amended Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Lincoln International LLC
Lincoln International LLC